Exhibit 99.1

Heritage Commerce Corp Reports Financial Results for First Quarter 2010

San Jose, CA – April 29, 2010 – Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today reported it lost $4.1 million in the first quarter ended March 31, 2010.  The net loss allocable to common shareholders was $4.7 million, or $(0.40) per diluted common share, in the first quarter ended March 31, 2010, which included a $5.1 million provision for loan losses and $591,000 in dividends and discount accretion on preferred stock.  In the first quarter a year ago, Heritage Commerce Corp had a net loss of $4.0 million and its net loss allocable to common shareholders was $4.5 million, or $(0.38) per diluted common share, which included a $10.4 million provision for loan losses and $585,000 in dividends and discount accretion on preferred stock.  The loss before income taxes was $4.2 million in the first quarter of 2010, compared to $9.0 million in the first quarter of 2009, and $2.3 million in the fourth quarter of 2009.

First Quarter Developments

◆
On a consolidated basis, the Company’s capital ratios continue to exceed regulatory well-capitalized standards with a leverage ratio of 10.19%, a Tier 1 risk-based capital ratio of 11.88%, and a total risk-based capital ratio of 13.14% at March 31, 2010.

◆
Heritage Bank of Commerce’s capital ratios continue to exceed regulatory well-capitalized standards with a leverage ratio of 10.07%, a Tier 1 risk-based capital ratio of 11.73%, and a total risk-based capital ratio of 13.00% at March 31, 2010.

◆	The net interest margin expanded to 3.81% for the first quarter, compared to 3.35% for the first quarter of 2009, and 3.61% for the fourth quarter of 2009.

◆	The Company’s liquidity position has improved with a loan to deposit ratio of 93% at March 31, 2010, compared to 104% at March 31, 2009, and 98% at December 31, 2009.

◆	Total assets decreased 9% from March 31, 2009 and decreased 2% from December 31, 2009 to $1.34 billion at March 31, 2010.

◆	Loans, excluding loans held-for-sale, decreased by 17% to $1.01 billion at March 31, 2010, from $1.21 billion at March 31, 2009, and decreased by 6% from December 31, 2009.

◆
Land and construction loans decreased $90.4 million to $153.8 million, or 15% of the total loan portfolio at March 31, 2010, from $244.2 million, which represented 20% of the total loan portfolio at March 31, 2009, and decreased $29.1 million from $182.9 million, which represented 17% of the total loan portfolio at December 31, 2009.

◆
Nonperforming assets were $69.0 million, or 5.17% of total assets at March 31, 2010, compared to $56.9 million or 3.89% at March 31, 2009, and $64.6 million, or 4.74% of total assets at December 31, 2009.

◆
The allowance for loan losses was $26.5 million, or 2.64% of total loans at March 31, 2010, compared to $23.9 million, or 1.97% of total loans at March 31, 2009, and $28.8 million, or 2.69% of total loans at December 31, 2009.

◆	Net charge-offs were $7.3 million in the first quarter of 2010, compared to $11.5 million in the first quarter of 2009, and $5.9 million in the fourth quarter of 2009.

“The continued rebound in our net interest margin reflects the success of our focused efforts to reduce our cost of funds over the past several quarters” said Mr. Kaczmarek, President and Chief Executive Officer.  “We have been diligent in reducing our land and real estate construction loan portfolio which has been the source of many of our problem loans.   This diligence has resulted in a reduction to our land and real estate construction loan balances for six consecutive quarters.  We look forward to improvements in our overall loan portfolio as the economy begins to recover from this challenging economic cycle.”

“We continue to manage our balance sheet which has resulted in our capital ratios remaining above the well-capitalized regulatory guidelines,” continued Mr. Kaczmarek.  “Additionally, as a reflection of our focus on relationship banking and core deposit growth, our demand, savings and money market accounts increased $15.6 million in the first quarter of 2010 from the fourth quarter of 2009.”

Balance Sheet, Capital Management and Credit Quality

The Company’s total assets declined to $1.34 billion at March 31, 2010, from $1.46 billion at March 31, 2009, and $1.36 billion at December 31, 2009.

The investment securities portfolio totaled $139.4 million at the end of the first quarter of 2010, up 43% from $97.3 million a year ago.  At March 31, 2010, the investment portfolio was comprised primarily of debt securities, mortgage-backed securities, and collateralized mortgage obligations, all of which were issued by U. S. Government sponsored entities.

Loans, excluding loans held-for-sale, decreased 17% to $1.01 billion at March 31, 2010, from $1.21 billion at March 31, 2009, and decreased 6% from $1.07 billion at December 31, 2009.  At March 31, 2010, commercial and industrial loans accounted for 39% of the total loan portfolio.  Commercial real estate loans accounted for another 39% of the total loan portfolio at March 31, 2010, of which 51% were owner occupied by businesses.  Land and construction loans continued to decrease and accounted for 15% of the total loan portfolio, and consumer and home equity loans accounted for the remaining 7% of total loans at March 31, 2010.

Nonperforming assets were $69.0 million, or 5.17% of total assets at March 31, 2010, compared to $56.9 million, or 3.89% of total assets at March 31, 2009, and $64.6 million, or 4.74% of total assets at December 31, 2009.  The increase in nonperforming assets in the first quarter of 2010, compared to the fourth quarter of 2009, was primarily due to one large commercial real estate credit of $12.5 million being placed on nonaccrual.  This credit was charged down to $11.5 million, and we allocated an additional specific reserve of $2.5 million to the allowance for loan losses as of March 31, 2010.  At March 31, 2010, land and construction loans were 41% of nonperforming assets, commercial and industrial loans were 15%, commercial real estate loans were 31%, SBA loans were 9%, consumer and home equity loans were 1%, and other real estate owned (“OREO”) was 3%.  Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans and OREO.  Total OREO decreased to $1.8 million at March 31, 2010, compared to $2.2 million at December 31, 2009, due to deterioration in the estimated fair value of the existing OREO.  In the first quarter of 2010, there were no loans transferred to OREO and there were no OREO property sales.

The allowance for loan losses at March 31, 2010 totaled $26.5 million, or 2.64% of total loans, and representing 39.47% of nonperforming loans.  Allowance for loan losses a year ago was $23.9 million, or 1.97% of total loans and 42.63% of nonperforming loans.  Net charge-offs in the first quarter of 2010 totaled $7.3 million, or 2.83% of average loans, compared to net charge-offs of $11.5 million, or 3.78% of average loans, for the first quarter of 2009, and net charge-offs of $5.9 million, or 2.16% of average loans, for the fourth quarter of 2009.

Total deposits decreased by 7% to $1.08 billion at March 31, 2010, compared to $1.17 billion at March 31, 2009, and decreased by 1% from $1.09 billion at December 31, 2009.  The Company’s noninterest-bearing and interest-bearing demand accounts increased $24.0 million, or 6%, at March 31, 2010 from March 31, 2009, and increased $4.3 million, or 1%, from December 31, 2009.  Savings and money market accounts declined $52.2 million, or 15%, at March 31, 2010 from March 31, 2009, but increased $11.3 million, or 4%, from December 31, 2009.  The decrease in savings and money market accounts was primarily as a result of the decline in real estate transactions, title insurance company, escrow, and real estate exchange facilitators’ accounts to $21.6 million at March 31, 2010, compared to $40.4 million at March 31, 2009, and $23.0 million at December 31, 2009.  Time deposits $100,000 and over decreased $46.1 million, or 26%, at March 31, 2010 from March 31, 2009, primarily due to a reduction of public deposits. At March 31, 2010, brokered deposits were $174.5 million, compared to $183.5 million at March 31, 2009, and $178.0 million at December 31, 2009.

Heritage Bank of Commerce is a member of the Certificate of Deposit Account Registry Service (“CDARS”) program.  The CDARS program allows customers with deposits in excess of FDIC insured limits to obtain coverage on time deposits through a network of banks within the CDARS program.  Deposits gathered through this program are considered brokered deposits under regulatory guidelines.  Deposits in the CDARS program totaled $18.5 million at March 31, 2010, $12.3 million at March 31, 2009, and $38.2 million at December 31, 2009.

Shareholders’ equity decreased 7% to $168.1 million, or $10.98 book value per common share, at March 31, 2010, compared to $180.3 million, or $12.04 book value per common share, at March 31, 2009.  Shareholders’ equity was $172.3 million, or $11.34 book value per common share, at December 31, 2009. The Company’s consolidated leverage ratio at March 31, 2010 was 10.19%, compared to 10.64% at March 31, 2009, and 10.05% at December 31, 2009.  The Company’s consolidated Tier 1 risked-based capital ratio at March 31, 2010 was 11.88%, compared to 11.68% at March 31, 2009, and 11.59% at December 31, 2009.  The Company’s total risked-based capital ratio at March 31, 2010 was 13.14%, compared to 12.94% at March 31, 2009, and 12.86% at December 31, 2009.

Operating Results

The Company’s net interest margin was 3.81% for the first quarter of 2010, a 46 basis point improvement compared to the first quarter of 2009 and a 20 basis point improvement compared to the fourth quarter of 2009. The 20 basis point increase in the net interest margin in the first quarter of 2010 compared to the fourth quarter of 2009 was primarily due to lower deposit and borrowing costs.  Net interest income was $11.4 million in the first quarter of 2010, compared to $11.2 million for the first quarter of 2009, and $11.5 million for the fourth quarter of 2009.

The Company recorded a $5.1 million provision for loan losses in the first quarter of 2010, compared to $10.4 million in the first quarter of 2009, and $5.7 million in the fourth quarter of 2009.

Noninterest income increased to $1.7 million in the first quarter of 2010, compared to $1.6 million for the first quarter of 2009, but decreased from $2.5 million in the fourth quarter of 2009.  The decrease in the first quarter of 2010 compared to the fourth quarter of 2009 was primarily due to a higher gain on the sale of loans and gain on sale of securities in the fourth quarter of 2009.

Noninterest expense was $12.2 million in the first quarter of 2010, compared to $11.4 million in the first quarter of 2009, and $10.6 million in the fourth quarter of 2009.  The increase in expenses in the first quarter of 2010, compared to the first quarter of 2009, was primarily due to higher FDIC deposit insurance premiums, professional fees related to problem loans, and expenses related to OREO properties.

FDIC deposit insurance premiums were $1.2 million in the first quarter of 2010, compared to $707,000 in the first quarter of 2009, and $831,000 in the fourth quarter of 2009.  Professional fees were $1.3 million in the first quarter of 2010, compared to $913,000 in the first quarter of 2009, and $1.0 million in the fourth quarter of 2009.  OREO related expenses were $418,000 in the first quarter of 2010, compared to $63,000 in the first quarter of 2009, and $288,000 in the fourth quarter of 2009.  “Our core efficiencies have improved with noninterest expense decreasing $368,000 in the first quarter of 2010, compared to the first quarter of 2009, excluding the increase in FDIC deposit insurance premiums, professional fees and OREO related expenses,” commented Mr. Kaczmarek.

Salaries and benefits decreased to $5.9 million in the first quarter of 2010, compared to $6.5 million in the first quarter of 2009 due to lower full-time equivalent employees in the first quarter of 2010 and higher severance expense in the first quarter of 2009.  The increase in salaries and benefits in the first quarter of 2010 from $5.1 million in the fourth quarter of 2009 was a result of higher payroll taxes and employee benefits costs in the first quarter of 2010.  Full-time equivalent employees were 201 at March 31, 2010, compared to 220 at March 31, 2009, and 206 at December 31, 2009.

The income tax benefit for the quarter ended March 31, 2010 was $120,000, as compared to $5.1 million in the first quarter a year ago, and $1.7 million in the fourth quarter of 2009.  The negative effective income tax rates are due to the loss before income taxes. The difference in the effective tax rate compared to the combined Federal and state statutory tax rate of 42% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, and tax credits related to investments in low income housing limited partnerships.

The efficiency ratio was 93.45% in the first quarter of 2010, compared to 88.94% in the first quarter of 2009 and 75.77% in the fourth quarter of 2009.   The efficiency ratio increased in 2010 primarily due to lower net interest income and noninterest income, higher professional fees and increased FDIC deposit insurance premiums.

Annual Meeting of Shareholders

Heritage Commerce Corp will hold its Annual Meeting of Shareholders at its Company Headquarters in San Jose, California, on May 27, 2010 at 1:00 p.m. (PDT).

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with additional Loan Production Offices in Sacramento, Oakland and Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  The forward-looking statements could be affected by many factors, including but not limited to: (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of an anticipated written agreement to be entered into by the Company and the Board of Governors of the Federal Reserve System; (8) changes in accounting standards and interpretations; (9) significant decline in the market value of the Company that could result in an impairment of goodwill; (10) our ability to raise capital or incur debt on reasonable terms; (11) regulatory limits on the Heritage Bank of Commerce’s ability to pay dividends to the Company; (12) effectiveness of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and other legislative and regulatory efforts to help stabilize the U.S. financial markets; (13) future legislative or administrative changes to the U.S. Treasury Capital Purchase Program enacted under the Emergency Economic Stabilization Act of 2008; (14) the impact of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; and (15) our success in managing the risks involved in the foregoing items.  For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Three Months Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2010	2009	2009	2009	2009
Interest income	$14,346	$14,942	$16,033	-4%	-11%
Interest expense	2,977	3,438	4,881	-13%	-39%
Net interest income	11,369	11,504	11,152	-1%	2%
Provision for loan losses	5,095	5,676	10,420	-10%	-51%
Net interest income after provision for loan losses	6,274	5,828	732	8%	757%
Noninterest income:
Gain on sale of loans	114	663	-	-83%	N/A
Servicing income	421	377	420	12%	0%
Increase in cash surrender value of life insurance	409	416	412	-2%	-1%
Service charges and other fees on deposit accounts	548	557	571	-2%	-4%
Gain on sale of securities	-	238	-	-100%	N/A
Other	192	202	220	-5%	-13%
Total noninterest income	1,684	2,453	1,623	-31%	4%

Noninterest expense:
Salaries and employee benefits	5,881	5,096	6,458	15%	-9%
Occupancy and equipment	959	1,044	916	-8%	5%
Professional fees	1,278	1,017	913	26%	40%
FDIC deposit insurance premiums	1,191	831	707	43%	68%
Other	2,889	2,587	2,368	12%	22%
Total noninterest expense	12,198	10,575	11,362	15%	7%
Loss before income taxes	(4,240)	(2,294)	(9,007)	-85%	53%
Income tax benefit	(120)	(1,720)	(5,052)	93%	98%
Net loss	$(4,120)	$(574)	$(3,955)	-618%	-4%
Dividends and discount accretion on preferred stock	(591)	(600)	(585)	-2%	1%
Net loss allocable to common shareholders	$(4,711)	$(1,174)	$(4,540)	-301%	-4%

PER COMMON SHARE DATA
(unaudited)
Basic loss per share	$(0.40)	$(0.10)	$(0.38)	-300%	-5%
Diluted loss per share	$(0.40)	$(0.10)	$(0.38)	-300%	-5%
Common shares outstanding at period-end	11,820,509	11,820,509	11,820,509	0%	0%
Book value per share	$10.98	$11.34	$12.04	-3%	-9%
Tangible book value per share	$7.03	$7.38	$8.04	-5%	-13%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	-9.61%	-1.30%	-8.65%	-639%	-11%
Annualized return on average tangible equity	-13.15%	-1.78%	-11.62%	-639%	-13%
Annualized return on average assets	-1.23%	-0.16%	-1.08%	-669%	-14%
Annualized return on average tangible assets	-1.28%	-0.17%	-1.12%	-653%	-14%
Net interest margin	3.81%	3.61%	3.35%	6%	14%
Efficiency ratio	93.45%	75.77%	88.94%	23%	5%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,354,031	$1,407,251	$1,484,544	-4%	-9%
Average tangible assets	$1,307,317	$1,360,389	$1,437,195	-4%	-9%
Average earning assets	$1,208,635	$1,263,418	$1,351,921	-4%	-11%
Average loans held-for-sale	$11,914	$15,892	$-	-25%	N/A
Average total loans	$1,052,014	$1,079,973	$1,236,361	-3%	-15%
Average deposits	$1,074,137	$1,126,166	$1,163,552	-5%	-8%
Average demand deposits - noninterest bearing	$254,415	$269,903	$253,481	-6%	0%
Average interest bearing deposits	$819,722	$856,263	$910,071	-4%	-10%
Average interest bearing liabilities	$887,006	$922,139	$1,016,395	-4%	-13%
Average equity	$173,789	$174,685	$185,424	-1%	-6%
Average tangible equity	$127,075	$127,823	$138,075	-1%	-8%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,	March 31,
(in $000's, unaudited)	2010	2009	2009	2009	2009
ASSETS
Cash and due from banks	$53,080	$45,372	$30,720	17%	73%
Federal funds sold	125	100	100	25%	25%
Interest-bearing deposits in other financial institutions	90	90	-	0%	N/A
Securities available-for-sale, at fair value	139,387	109,966	97,340	27%	43%
Loans held-for-sale, including deferred costs	11,123	10,742	-	4%	N/A
Loans:
Commercial loans	395,399	427,177	500,616	-7%	-21%
Real estate-mortgage	393,168	400,731	406,182	-2%	-3%
Real estate-land and construction	153,811	182,871	244,181	-16%	-37%
Home equity	51,369	51,368	54,011	0%	-5%
Consumer loans	11,943	7,181	4,025	66%	197%
Loans	1,005,690	1,069,328	1,209,015	-6%	-17%
Deferred loan costs, net	755	785	1,556	-4%	-51%
Total loans, including deferred costs	1,006,445	1,070,113	1,210,571	-6%	-17%
Allowance for loan losses	(26,527)	(28,768)	(23,900)	-8%	11%
Loans, net	979,918	1,041,345	1,186,671	-6%	-17%
Company owned life insurance	42,722	42,313	41,061	1%	4%
Premises & equipment, net	8,861	9,006	9,383	-2%	-6%
Goodwill	43,181	43,181	43,181	0%	0%
Intangible assets	3,445	3,589	4,071	-4%	-15%
Accrued interest receivable and other assets	54,644	58,166	48,216	-6%	13%
Total assets	$1,336,576	$1,363,870	$1,460,743	-2%	-9%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits
Demand, noninterest bearing	$261,047	$260,840	$254,823	0%	2%
Demand, interest bearing	150,923	146,828	133,183	3%	13%
Savings and money market	306,688	295,404	358,848	4%	-15%
Time deposits - under $100	38,856	40,197	46,078	-3%	-16%
Time deposits - $100 and Over	131,220	129,831	177,308	1%	-26%
Time deposits - CDARS	18,490	38,154	12,272	-52%	51%
Time deposits - brokered	174,471	178,031	183,491	-2%	-5%
Total deposits	1,081,695	1,089,285	1,166,003	-1%	-7%
Securities sold under agreement to repurchase	20,000	25,000	30,000	-20%	-33%
Short-term borrowings	3,892	20,000	32,000	-81%	-88%
Subordinated debt	23,702	23,702	23,702	0%	0%
Accrued interest payable and other liabilities	39,198	33,578	28,757	17%	36%
Total liabilities	1,168,487	1,191,565	1,280,462	-2%	-9%

Shareholders' equity:
Preferred stock, net	38,339	38,248	37,985	0%	1%
Common stock	80,484	80,222	79,153	0%	2%
Retained earnings	51,678	56,389	63,028	-8%	-18%
Accumulated other comprehensive income (loss)	(2,412)	(2,554)	115	6%	-2197%
Total shareholders' equity	168,089	172,305	180,281	-2%	-7%
Total liabilities and shareholders' equity	$1,336,576	$1,363,870	$1,460,743	-2%	-9%

CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans	$65,026	$59,480	$54,291	9%	20%
Restructured and loans over 90 days past due and still accruing	2,176	2,895	1,774	-25%	23%
Total nonperforming loans	67,202	62,375	56,065	8%	20%
Other real estate owned	1,835	2,241	802	-18%	129%
Total nonperforming assets	$69,037	$64,616	$56,867	7%	21%
Net charge-offs	$7,337	$5,883	$11,527	25%	-36%
Allowance for loan losses to total loans	2.64%	2.69%	1.97%	-2%	34%
Allowance for loan losses to nonperforming loans	39.47%	46.12%	42.63%	-14%	-7%
Nonperforming assets to total assets	5.17%	4.74%	3.89%	9%	33%
Nonperforming loans to total loans	6.68%	5.83%	4.63%	15%	44%

OTHER PERIOD-END STATISTICS
(unaudited)
Shareholders' equity / total assets	12.58%	12.63%	12.34%	0%	2%
Tangible common equity / tangible assets	6.44%	6.63%	6.72%	-3%	-4%
Loan to deposit ratio	93.04%	98.24%	103.82%	-5%	-10%
Noninterest bearing deposits / total deposits	24.13%	23.95%	21.85%	1%	10%
Total risk-based capital ratio	13.14%	12.86%	12.94%	2%	2%
Tier 1 risk-based capital ratio	11.88%	11.59%	11.68%	3%	2%
Leverage ratio	10.19%	10.05%	10.64%	1%	-4%

	For the Three Months Ended			For the Three Months Ended
	March 31, 2010			March 31, 2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
NET INTEREST INCOME AND NET INTEREST MARGIN	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands, unaudited)
Assets:
Loans, gross	$1,063,928	$13,174	5.02%	$1,236,361	$15,030	4.93%
Securities	127,004	1,162	3.71%	110,169	999	3.68%
Federal funds sold	102	-	0.00%	176	-	0.00%
Interest bearing deposits in other financial institutions	17,601	10	0.23%	5,215	4	0.31%
Total interest earning assets	1,208,635	14,346	4.81%	1,351,921	16,033	4.81%
Cash and due from banks	21,132			24,481
Premises and equipment, net	8,957			9,468
Goodwill and other intangible assets	46,714			47,349
Other assets	68,593			51,325
Total assets	$1,354,031			$1,484,544

Liabilities and shareholders' equity:
Deposits:
Demand, interest bearing	$149,360	86	0.23%	$136,317	99	0.29%
Savings and money market	301,634	398	0.54%	346,857	792	0.93%
Time deposits - under $100	39,564	148	1.52%	46,108	296	2.60%
Time deposits - $100 and Over	132,371	499	1.53%	176,837	874	2.00%
Time deposits - CDARS	19,373	53	1.11%	10,829	47	1.76%
Time deposits - brokered	177,420	1,180	2.70%	193,123	1,922	4.04%
Subordinated debt	23,702	466	7.97%	23,702	500	8.56%
Securities sold under agreement to repurchase	22,722	131	2.34%	32,722	243	3.01%
Note payable	-	-	N/A	10,278	82	3.24%
Short-term borrowings	20,860	16	0.31%	39,622	26	0.27%
Total interest bearing liabilities	887,006	2,977	1.36%	1,016,395	4,881	1.95%
Demand, noninterest bearing	254,415			253,481
Other liabilities	38,821			29,244
Total liabilities	1,180,242			1,299,120
Shareholders' equity	173,789			185,424
Total liabilities and shareholders' equity	$1,354,031			$1,484,544

Net interest income / margin		$11,369	3.81%		$11,152	3.35%